SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                         Commission File Number: 1-16119

                                  (Check One):
     [ ] Form 10-K [ ] Form 11-K [ ] Form 20-F [X] Form 10-Q [ ] Form N-SAR

                      For Period Ended: September 30, 2000

                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR

              For the Transition Period Ended: ____________________

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: ____________________

                                     PART I
                             REGISTRANT INFORMATION

                            SFBC International, Inc.
                             Full Name of Registrant

                        ________________________________
                            Former Name if Applicable

                              11190 Biscayne Blvd.
            Address of Principal Executive Office (Street and Number)

                              Miami, Florida 33181
                            City, State and Zip Code

                                     PART II
                             RULES 12b-25(b) AND (c)

 If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)


              |   (a) The reasons described in reasonable detail in Part III of
              |   this form could not be eliminated without unreasonable effort
              |   or expense;
              |
       [X]    |   (b) The subject annual report, semi-annual report, transition
              |   report on Form 10-K, 20-F, 11-K or N-SAR, or portion thereof,
              |   will be filed on or before the 15th calendar day following the
              |   prescribed due date; or the subject quarterly report or
              |   transition report on Form 10-Q, or portion thereof will be
              |   filed on or before the fifth calendar day following the
              |   prescribed due date; and
              |
              |   (c) The accountant's statement or other exhibit required by
              |   Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed).

Since the 10-QSB is the first periodic report being filed by SFBC International, Inc., it requires additional time to complete the Management's Discussion and Analysis to be included on Form 10-QSB.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Arnold Hantman                                (305) 895-0304
         -----------------------------------------------------------------------
            (Name)                               (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operation for the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                            SFBC International, Inc.
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: November 27, 2000                          By: /s/ Arnold Hantman
                                                 -------------------------------
                                                 Name: Arnold Hantman
                                                 Title: Chief Executive Officer